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                                                                    EXHIBIT 99.1


                        FELCOR LODGING TRUST INCORPORATED
                              AMENDED AND RESTATED
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         The Bristol Hotel Company Stock Option Plan For Non-Employee Directors has been amended and restated in its entirety effective July 27, 1998 by the Committee, acting in accordance with Section 10, in order to reflect and to take into account the Spin-Off and the Merger, as well as the resulting conversion of Bristol Hotel Company Common Stock into BHR Common Stock and Common Stock issued by the Corporation, and further to reflect the ongoing relationship between BHR and the Corporation which has resulted in the decision by the Corporation to continue this Plan for the benefit of those Eligible Directors of BHR and the Corporation whose motivation and performance will benefit the Corporation.

              1. PURPOSES. The purposes of this Plan are to encourage outside directors of BHR and the Corporation to own Common Shares and thereby to align their interests more closely with the interests of the other stockholders of the Company, to encourage the highest level of director performance by providing such directors with a direct interest in the Company's attainment of its financial goals, and to provide financial incentives that will help attract and retain the most qualified outside directors.

              2. DEFINITIONS. As used in this Plan:

              "ANNUAL OPTION" means an Option Right granted to an Eligible Director pursuant to Section 5 of this Plan.

              "BHR" means Bristol Hotels & Resorts, a Delaware corporation formerly known as Bristol Hotels & Resorts, Inc.

              "BHR COMMON STOCK" means shares of common stock, par value $0.01 per share, of BHR.

              "BOARD" means the Board of Directors of the Corporation.

              "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

              "COMMITTEE" means the Committee described in Section 9 of this Plan.

              "COMMON SHARES" means, collectively, the FelCor Common Stock and the BHR Common Stock and any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 7 of this Plan, except that where a reference

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933





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to Common Shares is limited to FelCor Common Stock, or BHR Common Stock, individually, reference shall be made to the appropriate shares.

              "COMPANY" means, individually and collectively as the context requires, whichever of the Corporation (or its Subsidiary), or BHR (or its Subsidiary), on whose board of directors the Eligible Director of reference serves at the time of reference.

              "CORPORATION" means FelCor Lodging Trust Incorporated (f.k.a. FelCor Suite Hotels, Inc.) a Maryland corporation.

              "DATE OF GRANT" means the date on which an Initial Option or an Annual Option is granted as provided in Sections 4(a) and 5(a), respectively.

              "DIRECTOR" means a member of the Board.

              "DISABILITY" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An Optionee shall not be considered to be subject to a Disability until he or she furnishes a certification from a practicing physician in good standing to the effect that such Optionee meets the criteria described in this definition.

              "EFFECTIVE DATE" means the date the Plan is approved by the Company's stockholders.

              "ELIGIBLE DIRECTOR" means a Director who does not beneficially own (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) 10% or more of the outstanding Common Shares and who is not an employee of the Company or any person or entity which beneficially owns 10% or more of the outstanding Common Shares or an affiliate thereof. For purposes of this Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Sections 3401 and 3402 of the Code.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

              "FELCOR COMMON STOCK" means shares of the common stock, par value $0.01 per share, of the Corporation.

              "FIRST ANNUAL MEETING" means the first annual meeting of stockholders of the Company following the Date of Grant of an Option Right.

              "INITIAL OPTION" means an Option Right granted to an Eligible Director pursuant to Section 4 of this Plan.

              "MARKET VALUE" as of a given date means the greater of (i) the stated par value of the Common Shares or (ii) the closing sale price of the Common Shares as reported on the

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Composite Tape of the New York Stock Exchange (the "NYSE") on such date. If there are no Common Share transactions on such date, the Market Value per Share shall be determined as of the immediately preceding date on which there were Common Share transactions.

              "MERGER" means the merger of Bristol Hotel Company with and into the Corporation effective at 9:00 a.m. Eastern time on July 28, 1998.

              "OPTIONEE" means a Director who has been granted an Option Right under the Plan.

              "OPTION PRICE" means the purchase price payable upon the exercise of an Option Right.

              "OPTION RIGHT" means the right to purchase Common Shares from the Company upon the exercise of an Initial Option or an Annual Option granted pursuant to this Plan. Option Rights may be evidenced by written agreements, notifications or other documents containing terms and conditions not inconsistent with this Plan.

              "PLAN" means the Bristol Hotel Company Stock Option Plan for Non-Employee Directors, as the same may be amended from time to time.

              "RULE 16B-3" means Rule 16b-3 or any successor rule to the same effect, as promulgated and amended from time to time by the Securities and Exchange Commission under the Exchange Act.

              "SPIN-OFF" means the distribution by Bristol Hotel Company to its stockholders of all of the outstanding shares of BHR Common Stock effective at 4:30 p.m. Eastern time on July 27, 1998.

              "TERMINATION OF SERVICE" means the time at which the Optionee ceases to serve as a Director for any reason, with or without cause, which includes termination by resignation, removal, death or retirement.

              "VOTING STOCK" has the meaning set forth in Section 13(a).

              3. SHARES AVAILABLE UNDER THE PLAN. Subject to Sections 3(b) and 7 of this Plan, the number of Common Shares issued upon exercise of Option Rights, plus the number of Common Shares covered by outstanding Option Rights, shall not in the aggregate exceed 500 Common Shares (without limiting the generality of Section 7, as adjusted to reflect adjustments under Section 7 prior to the Spin-Off and Merger, and to reflect the Spin-Off and Merger), which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. In connection with the issuance of Common Shares pursuant to the Plan, the Company may repurchase Common Shares in the open market or otherwise.


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              (b) For the purposes of this Section 3, Common Shares subject to an Option Right that has been canceled or terminated prior to exercise shall again be available for the grant of Option Rights to the extent of such cancellation or termination.

              4. INITIAL OPTIONS. With respect to each person who first becomes an Eligible Director of the Company after the Effective Date of this Plan, an option to purchase 25 Common Shares shall be automatically granted to such Eligible Director as of the date such person first becomes an Eligible Director. No Option Rights shall be granted under this Section 4(a) after the date of the Spin-Off.

                    (b) (i) Subject to subsection (ii) of this Section 4(b) and
              Section 13 of this Plan, each Initial Option, until terminated as provided in Section 6(c), shall become exercisable to the extent of 34% of the Common Shares subject thereto after the Optionee has continuously served as a Director through the date of the First Annual Meeting, and to the extent of an additional 33% of the Common Shares subject to the Initial Option after the Optionee has continuously served as a Director through the date of the annual stockholders' meeting immediately succeeding the First Annual Meeting and to the extent of an additional 33% of the Common Shares subject to the Initial Option after the Optionee has continuously served as a Director through the date of the second annual stockholders' meeting succeeding the First Annual meeting.

                    (ii) If an Optionee ceases to be a Director by reason of
              death or Disability, all Initial Options held by such Optionee that would have otherwise become exercisable had such Director continuously served as a Director through the date of the Company's annual meeting of stockholders immediately following such death or Disability shall, notwithstanding subsection (i) of this Section 4(b), become immediately exercisable in full.

              5. ANNUAL OPTIONS. On the date of each annual meeting of the Company's stockholders (beginning with the annual meeting of stockholders in 1996), an option to purchase 25 Common Shares shall be automatically granted as such date to each Eligible Director who is elected a Director at such meeting or whose term of office as a Director continues after such meeting. No Option Rights shall be granted under this Section 5(a) on or after the date of the Spin-Off.

                    (b) (i) Subject to subsection (ii) of this Section 5(b) and
              Section 13 of this Plan, each Annual Option, until terminated as provided in Section 6(c), shall become exercisable to the extent of 100% of the Common Shares subject thereto after the Optionee has continuously served as a Director until the date of the First Annual Meeting.

                    (ii) If an Optionee ceases to be a Director by reason of
              death or Disability, all Annual Options held by such Optionee shall, notwithstanding subsection (i) of this Section 5(b), become immediately exercisable in full.

              6. TERMS OF OPTION RIGHTS.


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              (a) The Option Price per share of each Option Right shall be equal to the Market Value per Common Share on the Date of Grant.

              (b) To the extent exercisable, each Option Right shall be exercisable in whole or in part from time to time by written notice to the Company at its principal executive office specifying the number of Common Shares with respect to which the Option Right is being exercised and payment of the Option Price for such Common Shares in accordance with Section 6(d) of the Plan.

              (c) Each Option Right shall terminate on the earliest to occur of the following dates:

                    (i) Three months following the effective date of the
              Optionee's Termination of Service, if such Termination of Service results other than from the Optionee's death or Disability;

                    (ii) One year following the effective date of the Optionee's
              Termination of Service, if such Termination of Service results from the Optionee's death or Disability; or

                    (iii) Five years from the Date of Grant.

              (d) The Option Price shall be payable (a) in cash or by check acceptable to the Company whose Common Shares are being acquired, and delivered
(i) in the case of Option Rights with respect to Common Shares which are FelCor Common Stock, to the Corporation, and (ii) in the case of Option Rights with respect to Common Shares which are BHR Common Stock, to BHR, (b) by transfer to the Company whose Common Shares are being acquired, Common Shares (iii) in the case of an Option Right with respect to Common Shares which are FelCor Common Stock , of FelCor Common Stock, and (iv) in the case of an Option Right with respect to Common Shares which are BHR Common Stock , of BHR Common Stock, in each case which have been owned by the Optionee for more than six months prior to the date of exercise and which have a Market Value on the date of exercise equal to the Option Price, or (c) by a combination of such methods of payment. The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Company of reference with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of Common Shares being purchased so that the net proceeds of the sale transaction will at least equal the Option Price of the Common Shares being purchased, and pursuant to which the broker undertakes to deliver the full Option Price of the Common Shares being purchased to the Company of reference not later than the date on which the sale transaction will settle in the ordinary course of business.

              (e) No Optionee shall have any rights as a stockholder with respect to Common Shares subject to an Option Right until a certificate or certificates representing such Common Shares has been issued.


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              (f) No Option Right shall be transferable other than by will or the laws of descent and distribution. During an Optionee's lifetime, Option Rights held by such Optionee shall be exercisable only by the Optionee or, in the event of the Optionee's incapacity, including incapacity arising from a Disability, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

              (g) Option Rights granted pursuant to this Plan shall be options that are not intended to qualify under any particular provision of the Code.

              7. ADJUSTMENTS. The Committee shall make or provide for such adjustments in the number of Common Shares covered by outstanding Option Rights, the Option Prices per Common Share applicable to any such Option Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Committee shall in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. The Committee shall also make or provide for such adjustments in the maximum number of Common Shares specified in Section 3(a) of this Plan and the number of Common Shares specified in Sections 4(a) and 5(a) of this Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 7.

              8. FRACTIONAL SHARES. Neither the Corporation nor BHR shall be required to issue fractional Common Shares pursuant to this Plan, provided they settle such fractional Common Shares in cash.

              9. ADMINISTRATION OF THE PLAN. (a) Except as provided in subsection 9(c), this Plan shall be administered by a committee of the Board, which shall be composed of not less than two Directors ("Committee"). Notwithstanding the foregoing, grants of Option Rights under this Plan shall be automatic as described in Sections 4 and 5, and the Committee shall have no authority, discretion or power to determine the terms of Option Rights to be granted pursuant to the Plan, the number of Common Shares to be issued thereunder or the time at which such Option Rights are to be granted, or the duration and nature of Option Rights, except in the sense of administering the Plan in accordance with the provisions of the Plan.

              (b) Except as provided in subsection 9(c) and subject to subsection 9(a), the interpretation and construction by the Committee of any provision of this Plan or any agreement, notification or document evidencing the grant of Option Rights, and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

              (c) Notwithstanding any provision of the Plan to the contrary, all references in the preceding subsection 9(a) and (b) to the Board and the Committee shall be deemed references to the


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board of directors, and the committee, respectively of BHR to the extent, as reasonably determined by the Committee, such provisions shall relate to Option Rights outstanding on the date of the Merger with respect to BHR Common Stock of
(i) Eligible Directors serving on the board of directors of BHR at the time of reference, or (ii) former Eligible Directors of BHR (or Bristol Hotel Company) who have not served on the Board of the Corporation; provided, however, that such authority may not be exercised in a manner which the Committee reasonably determines to be contrary to the terms of the Plan or of the Option Right(s) of reference.

              10. AMENDMENTS AND OTHER MATTERS. (a) Except as provided in subsection 9(c), this Plan may be terminated, and from time to time amended, by the Board;; provided, however, that except as provided in Section 7, no such amendment shall (i) increase the number of Common Shares specified in Section 3(a) hereof, materially modify the definition of "Eligible Director" or otherwise cause this Plan or any grant of Option Rights to cease to satisfy any applicable condition of Rule 16b-3, without further approval of the stockholders of the Corporation, (ii) cause any Optionee to fail to qualify as a "disinterested person" within the meaning of Rule 16b-3, or (iii) amend, or otherwise directly or indirectly limit the scope of, subsections 9(b) and (c) without the express consent of board of directors, or the compensation committee, of BHR; provided further that Plan provisions relating to the terms of Option Rights and the timing of grants of Option Rights shall not be amended more than once every six months, other than to comport with changes in the Code, the Employment Retirement Income Security Act, or the rules promulgated thereunder. No amendment or termination of the Plan shall adversely affect any outstanding Option Right without the consent of the Optionee.

              (b) Any grant of Option Rights pursuant to an amendment to this Plan shall be null and void if it is subsequently determined that (i) stockholder approval of such amendment was required in order for this Plan to continue to satisfy the applicable conditions of Rule 16b-3, or (ii) such grant or amendment disqualified any Optionee as a "disinterested person" within the meaning of Rule 16b-3.

              11. NO ADDITIONAL RIGHTS. Nothing contained in this Plan or in any award granted under this Plan shall interfere with or limit in any way the right of the stockholders of the Company to remove any Director from the Board pursuant to state law or the Certificate of Incorporation or Bylaws of the Company, nor confer upon any Director any right to continue in the service of the Company.

              12. SECURITIES LAW MATTERS. (a) The Company may require any Optionee, as a condition of receiving Option Rights, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Common Shares subject to the Option Rights for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

              (b) Each award of Option Rights shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of


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the Common Shares subject to such Option Rights upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such grant of Option Rights may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to such counsel. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

              (c) To the extent necessary for the grant of an Option Right, its exercise or the sale of Common Shares acquired thereunder to be exempt from
Section 16(b) of the Exchange Act, such Option Right shall be held six months from the Date of Grant, or at least six months shall elapse from the Date of Grant to the date of disposition of the Common Shares acquired upon exercise of such Option Right.

              13. TERMINATION OF THE PLAN. No further Option Rights shall be granted under this Plan after the passage of ten years from the Effective Date.

              14. OPTION AMENDMENTS TO REFLECT SPIN-OFF AND MERGER. (a) Effective on the date of the Spin-Off each then outstanding Option Right will be deemed to have been amended to the extent necessary, in the sole judgment of the Committee, so as to redenominate such Option Right into two Option Rights (each of which are continuations of such Option Right), one to acquire Common Stock of Bristol Hotel Company (the Corporation on such date), and the other to acquire BHR Common Stock, in each case at a price, and in an amount, set forth in the documents relating to the Spin-Off and otherwise in accordance with the provisions of Section 7.

              (b) Effective on the date of the Merger, each then outstanding Option Right will be amended in writing, to the extent deemed necessary in the sole discretion of the Committee, (i) to reflect the matters described in (a) above, (ii) to reflect the right to acquire FelCor Common Stock in lieu of the common stock of Bristol Hotel Company at a price, and in an amount, set forth in the documents evidencing the Merger and otherwise in accordance with the provisions of Section 7, and (iii) to reflect other matters affected by the amendment and restatement of this Plan and the requirements set forth in the documents relating to the Spin-Off and Merger.


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